Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact Information:
Cedar Shopping Centers, Inc.
Leo S. Ullman, Chairman, CEO and President
(516) 944-4525
lsu@cedarshoppingcenters.com
CEDAR SHOPPING CENTERS ANNOUNCES FOURTH QUARTER
AND FULL YEAR 2008 RESULTS
Port Washington, New York – March 5, 2009 – Cedar Shopping Centers, Inc. (NYSE: CDR) today reported its financial results for the quarter and full year ended December 31, 2008.
Highlights For The Fourth Quarter Ended December 31, 2008
•	Revenues for the quarter increased 2.6% to $44.6 million from $43.5 million for the comparable quarter of 2007.

•	Net income applicable to common shareholders was $2.9 million ($0.06 per share) as compared to $3.6 million ($0.08 per share) for the comparable quarter of 2007.

•	Funds from Operations (“FFO”) for the quarter were $14.3 million ($0.31 per share/OP unit) as compared to $15.6 million ($0.34 per share/OP unit) for the comparable quarter of 2007.
Full Year Highlights For The Year Ended December 31, 2008
•	Revenues were $174.5 million as compared to $154.4 million for the year ended December 31, 2007, an increase of 13%.

•	Net income applicable to common shareholders was $10.5 million ($0.24 per share) as compared to $14.1 million ($0.32 per share) for the year ended December 31, 2007.

•	FFO was $56.9 million ($1.22 per share/OP unit) as compared to $56.2 million ($1.22 per share/OP unit) for the year ended December 31, 2007.

•	Net cash provided by operating activities increased 15% to $59.4 million as compared to $51.5 million for the year ended December 31, 2007.

Occupancy
Occupancy for the Company’s stabilized portfolio was approximately 95% as of December 31, 2008, representing a 0.09% (9 bps) decrease from stabilized occupancy at September 30, 2008, while total portfolio occupancy, including development and redevelopment properties, remained approximately 92%.
Leo Ullman, Cedar’s CEO, stated, “Our financial results for the quarter and the year ended December 31, 2008 fairly reflect the continued strength of our Company with respect to its operations at this time. We continue to execute our business plan and our results were in line with our announced expectations.
“The hallmark of our Company continues to be its focus on “bread and butter” shopping centers and a fairly obsessive concentration on risk aversion with respect to our operations, our acquisitions and our development projects. We continue to operate at a very high occupancy level. To date our bad debt level has been modest and we have had relatively little exposure to the publicized bankruptcies or store closings of big box tenants, while our “mom and pops” have generally maintained their tenancies in our portfolio. We have therefore been able to show strong leasing results for the quarter.”
Financial and Operating Results
Net income and FFO for the fourth quarters of 2008 and 2007 include the following items:
•	A reduction of expense of $1.7 million ($0.04 per share) in the fourth quarter of 2008 for mark-to-market gains on the Company’s deferred compensation restricted stock liability plan as compared to a reduction of expense of $0.6 million ($0.01 per share) in the fourth quarter of 2007;

•	Revenue of $1.1 million ($0.02 per share) in the fourth quarter of 2007 from lease termination payments as compared to $0.1 million ($0.00 per share) in the fourth quarter of 2008;

•	Lower net interest expense of $0.8 million ($0.02 per share) in the fourth quarter of 2008 due to lower prevailing interest rates;

•	Write-off of costs of $1.1 million ($0.02 per share) in the fourth quarter of 2008 for terminated transactions, principally due to the cancelation of a proposed second joint venture with Homburg Invest Inc. and a decision by the Company to sell a development parcel in Ephrata, PA; and

•	Higher bad debt expense of $0.6 million ($0.01 per share) in the fourth quarter of 2008 as compared to the exceptionally lower level in the fourth quarter of 2007.
A reconciliation of net income applicable to common shareholders to FFO is contained in the table accompanying this release.

As indicated in “highlights” above, net cash flows provided by operating activities were $59.4 million for the year ended December 31, 2008 as compared to $51.5 million for the corresponding period of 2007, an increase of 15%.
Same Property Results
The Company owned 111 properties throughout both the fourth quarters of 2008 and 2007. Same property net operating income was $29.5 million in the fourth quarter of 2008 as compared to $31.2 million in the comparable quarter of 2007. Ongoing operating results were comparable, however, after taking into account unusual or unsustainable items in the fourth quarter of 2007 including $1.1 million from a large lease termination payment and approximately $0.6 million from catch-up expense recoveries resulting from billing systems improvements made in 2006 and 2007.
Balance Sheet and Capital Position
Total assets were $1.73 billion at December 31, 2008 and $1.59 billion at December 31, 2007. The Company had total debt outstanding of $1,013.5 million at December 31, 2008 as compared to $851.5 million at December 31, 2007 and had $41.2 million available under its secured and unsecured revolving credit facilities and $6.3 million in available cash at December 31, 2008. At December 31, 2008, the Company’s fixed rate debt was approximately 65% of its total indebtedness with a weighted average remaining term of 6.3 years and a weighted average interest rate of 5.8%.
The Company has an announced development and redevelopment pipeline of approximately $310.8 million that it expects to begin to put into service beginning the second quarter of 2009 and continuing over the next 18 to 24 months. As of December 31, 2008, the Company had spent approximately $198.9 million of the estimated total project costs of the announced pipeline. It expects to fund the remaining estimated balance of development costs principally with borrowings under its existing revolving credit facility and its secured revolving line of credit for construction/development projects and borrowings under property-specific construction financing arrangements.
Leasing Activity
In the fourth quarter of 2008, the Company signed 61 renewal leases totaling approximately 321,000 square feet with an average increase in base rents of 11.1%, and 20 new leases totaling approximately 67,000 square feet with an average base rent of $13.42 per sq. ft. The Company had 18 terminated leases totaling approximately 52,000 square feet with average base rent of $13.34 per sq. ft.

Acquisitions In and Subsequent To The Fourth Quarter
In October 2008, the Company purchased Metro Square in Owings Mills, Maryland and Smithfield Plaza in Smithfield, Virginia for an aggregate purchase price of approximately $25.1 million including the assumption of approximately $16.5 million of first mortgage debt, at an average unlevered cash cap rate of 8.0%. The total cash consideration of approximately $8.6 million for the two properties was funded from the Company’s stabilized property credit facility.
In January and February 2009, the Company purchased two supermarket-anchored shopping centers totaling approximately 523,000 square foot of gross leasable area (GLA) located respectively in New London, Connecticut and California, Maryland, through a joint venture with a London-based real estate/development company which acquired a 60% profits interest in each property. The aggregate purchase price for the properties was approximately $72.5 million, exclusive of closing costs and adjustments. Cedar’s portion, constituting approximately $7.0 million of the total equity of approximately $18 million above existing debt of approximately $55 million, was funded from the Company’s stabilized property revolving credit facility.
Financial Guidance
The Company expects to report FFO per share for 2009 in a range of $0.85 to $1.00 per share. In providing this guidance, we note that there are several important variable factors which individually and collectively provide considerable uncertainty and lack of clear predictability of financial reporting results when compared to the results for 2008. They include, without limitation, the following:
•	lower revenues and increased bad debt expense from tenant lease terminations and renegotiated lease arrangements in an expected generally distressed economic environment ($0.07 to $0.11 per share);

•	increased interest costs and uncertainties as to the timing of entering into a renewal of our existing, or a new, secured revolving credit facility for our stabilized properties ($0.05 to $0.08 per share);

•	write-offs of various development and acquisition costs on projects which are, or will be, canceled, as well as write-offs of certain third party transaction costs in accordance with new accounting rules governing such acquisition expenditures ($0.05 to $0.10 per share); and

•	lower market rents due to scheduled amortization of intangible lease liabilities ($0.05 to $0.08 per share).
The foregoing guidance does not include the potential impact of increased mark-to-market costs of the Company’s deferred compensation stock-based liabilities.
Supplemental Information Package
The Company has issued “Supplemental Financial Information” for the period ended December 31, 2008 and has filed such information today as an exhibit to Form 8-K, which will also be available on the Company’s website at http:///www.cedarshoppingcenters.com.

Reference to Form 10-K
Interested parties are urged to review the Form 10-K to be filed with the Securities and Exchange Commission for the year ended December 31, 2008, when available, for further details. The Form 10-K can also be linked through the “Investor Relations” section of the Company’s website.
Investor Conference Call
The Company will host a conference call on Friday, March 6, 2009, at 10:00 AM Eastern time to discuss the fourth quarter results. The conference call can be accessed by dialing (888) 663-2242 or (913) 312-1473 for international participants. A live webcast of the conference call will be available online on the Company’s Website at www.cedarshoppingcenters.com. A replay of the call will be available from 1:00 PM Eastern Time on March 6, 2009, until midnight Eastern time on March 20, 2009. The replay dial-in numbers are (888) 203-1112 or (719) 457-0820 for international callers. Please use passcode 3487820 for the telephonic replay. A replay of the Company’s webcast will be available on the Company’s Website for a limited time.
About Cedar Shopping Centers
Cedar Shopping Centers, Inc. is a fully-integrated real estate investment trust which focuses primarily on ownership, operation, development and redevelopment of supermarket-anchored shopping centers in coastal mid-Atlantic and New England states. The Company has realized significant growth in assets and has completed a number of developments and redevelopments of retail properties since its public offering in October 2003. The Company presently owns and operates approximately 12.7 million square feet of gross leasable area at 123 shopping center properties, of which 75% are anchored by supermarkets and drug stores with average remaining lease terms of more than 10 years. The Company also owns a substantial pipeline of development properties as well as approximately 398 acres in primarily development parcels.
Forward-Looking Statements
Statements made or incorporated by reference in this press release include certain “forward-looking statements”. Such forward-looking statements include, without limitation, statements containing the words “anticipates”, “believes”, “expects”, “intends”, “future”, and words of similar import which express the Company’s beliefs, expectations or intentions regarding future performance or future events or trends. While forward-looking statements reflect good faith beliefs, expectations or intentions, they are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements as a result of factors outside of the Company’s control. Certain factors that might cause such differences include, but are not limited to, the following: real estate investment considerations, such as the effect of economic and other conditions in general and in the Company’s market areas in particular; the financial viability of the Company’s tenants; the continuing availability of suitable acquisitions, and development and redevelopment opportunities, on favorable terms; the availability of equity and debt capital (including the availability of construction financing) in the public and private markets; changes in interest rates; the fact that returns from development, redevelopment and acquisition activities may not be at expected levels or at expected times; inherent risks in ongoing development and redevelopment projects including, but not limited to, cost overruns resulting from weather delays, changes in the nature and scope of development and redevelopment efforts, changes in governmental regulations related thereto, and market factors involved in the pricing of material and labor; the need to renew leases or re-let space upon the expiration of current leases; and the financial flexibility to repay or refinance debt obligations when due.
Non-GAAP Financial Measures – FFO
Funds From Operations (“FFO”) is a widely-recognized non-GAAP financial measure for REITs that the Company believes, when considered with financial statements determined in accordance with GAAP, is useful to investors in understanding financial performance and providing a relevant basis for comparison among REITs. In addition, FFO is useful to investors as it captures features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciable assets. Investors should review FFO, along with GAAP net income, when trying to understand an equity REIT’s operating performance. The Company presents FFO because the Company considers it an important supplemental measure of its operating performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Among other things, the Company uses FFO or an adjusted FFO-based measure (1) as one of several criteria to determine performance-based bonuses for members of senior management, (2) in performance comparisons with other shopping center REITs, and (3) to measure compliance with certain financial covenants under the terms of the Loan Agreement relating to the Company’s secured revolving credit facility.
The Company computes FFO in accordance with the “White Paper” on FFO published by the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net income applicable to common shareholders (determined in accordance with GAAP), excluding gains or losses from debt restructurings and sales of properties, plus real estate-related depreciation and amortization, and after adjustments for partnerships and joint ventures (which are computed to reflect FFO on the same basis).
FFO does not represent cash generated from operating activities and should not be considered as an alternative to net income applicable to common shareholders or to cash flow from operating activities. FFO is not indicative of cash available to fund ongoing cash needs, including the ability to make cash distributions. Although FFO is a measure used for comparability in assessing the performance of REITs, as the NAREIT White Paper only provides guidelines for computing FFO, the computation of FFO may vary from one company to another.
The following table sets forth the Company’s calculations of FFO for the quarter and year ended December 31, 2008 and 2007:

	Three months ended December31,		Year ended December 31,
	2008	2007	2008	2007

Net income applicable to common shareholders	2,885,000	3,591,000	$10,498,000	$14,092,000
Add (deduct):
Real estate depreciation and amortization	12,200,000	12,171,000	49,521,000	41,918,000
Limited partners’ interest	130,000	161,000	477,000	633,000
Minority interests in consolidated joint ventures	557,000	387,000	2,157,000	1,415,000
Minority interests’ share of FFO applicable to consolidated joint ventures	(1,568,000)	(774,000)	(6,134,000)	(2,139,000)
Equity in income of unconsolidated joint venture	(274,000)	(171,000)	(956,000)	(634,000)
FFO from unconsolidated joint venture	355,000	204,000	1,296,000	905,000

Funds From Operations	$14,285,000	$15,569,000	$56,859,000	$56,190,000

FFO per common share (assuming conversion of OP Units):
Basic	$0.31	$0.34	$1.22	$1.22

Diluted	$0.31	$0.34	$1.22	$1.22

Weighted average number of common shares:
Shares used in determination of basic earnings per share	44,489,000	44,234,000	44,475,000	44,193,000
Additional shares assuming conversion of OP Units (basic)	2,018,000	1,989,000	2,024,000	1,985,000

Shares used in determination of basic FFO per share	46,507,000	46,223,000	46,499,000	46,178,000

Shares used in determination of diluted earnings per share	44,489,000	44,236,000	44,475,000	44,197,000
Additional shares assuming conversion of OP Units (diluted)	2,018,000	1,989,000	2,024,000	1,990,000

Shares used in determination of diluted FFO per share	46,507,000	46,225,000	46,499,000	46,187,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Balance Sheets

	December 31,
	2008	2007
Assets
Real estate:
Land	$379,780,000	$313,959,000
Buildings and improvements	1,402,198,000	1,281,938,000

	1,781,978,000	1,595,897,000
Less accumulated depreciation	(146,997,000)	(103,621,000)

Real estate, net	1,634,981,000	1,492,276,000

Land and related costs held for sale	2,266,000	2,652,000
Investment in unconsolidated joint venture	4,976,000	3,757,000

Cash and cash equivalents	6,334,000	20,307,000
Restricted cash	15,901,000	17,839,000
Rents and other receivables, net	5,818,000	7,640,000
Straight-line rents receivable	14,322,000	11,446,000
Other assets	9,403,000	9,588,000
Deferred charges, net	33,127,000	29,479,000

Total assets	$1,727,128,000	$1,594,984,000

Liabilities and shareholders’ equity
Mortgage loans payable	$708,983,000	$661,074,000
Secured revolving credit facilities	304,490,000	190,440,000
Accounts payable and accrued expenses	46,548,000	26,068,000
Unamortized intangible lease liabilities	61,384,000	71,157,000

Total liabilities	1,121,405,000	948,739,000

Minority interests in consolidated joint ventures	58,150,000	62,402,000
Limited partners’ interest in Operating Partnership	23,546,000	25,689,000

Shareholders’ equity:
Preferred stock ($.01 par value, $25.00 per share liquidation value, 12,500,000 shares authorized, 3,550,000 shares issued and outstanding)	88,750,000	88,750,000
Common stock ($.06 par value, 150,000,000 shares authorized 44,468,000 and 44,238,000 shares, respectively, issued and outstanding)	2,668,000	2,654,000
Treasury stock (713,000 and 616,000 shares, respectively, at cost)	(9,175,000)	(8,192,000)
Additional paid-in capital	576,083,000	572,392,000
Cumulative distributions in excess of net income	(127,043,000)	(97,514,000)
Accumulated other comprehensive (loss) income	(7,256,000)	64,000

Total shareholders’ equity	524,027,000	558,154,000

Total liabilities and shareholders’ equity	$1,727,128,000	$1,594,984,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Statements of Income
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007

Revenues:
Rents	$36,347,000	$34,084,000	$140,390,000	$123,447,000
Expense recoveries	7,941,000	8,171,000	32,877,000	29,226,000
Other	320,000	1,207,000	1,213,000	1,775,000

Total revenues	44,608,000	43,462,000	174,480,000	154,448,000

Expenses:
Operating, maintenance and management	7,539,000	6,596,000	29,837,000	25,055,000
Real estate and other property-related taxes	5,221,000	4,915,000	19,674,000	16,068,000
General and administrative	2,273,000	1,976,000	9,441,000	9,041,000
Depreciation and amortization	12,270,000	12,239,000	49,802,000	42,160,000

Total expenses	27,303,000	25,726,000	108,754,000	92,324,000

Operating income	17,305,000	17,736,000	65,726,000	62,124,000
Non-operating income and expense:
Interest expense, including amortization of deferred financing costs	(12,051,000)	(12,006,000)	(45,957,000)	(39,529,000)
Interest income	14,000	208,000	284,000	788,000
Equity in income of unconsolidated joint venture	274,000	171,000	956,000	634,000

Total non-operating income and expense	(11,763,000)	(11,627,000)	(44,717,000)	(38,107,000)

Income before minority and limited partners’ interests	5,542,000	6,109,000	21,009,000	24,017,000

Minority interests in consolidated joint ventures	(557,000)	(387,000)	(2,157,000)	(1,415,000)
Limited partners’ interest in Operating Partnership	(130,000)	(161,000)	(477,000)	(633,000)

Net income	4,855,000	5,561,000	18,375,000	21,969,000

Preferred distribution requirements	(1,970,000)	(1,970,000)	(7,877,000)	(7,877,000)

Net income applicable to common shareholders	$2,885,000	$3,591,000	$10,498,000	$14,092,000

Per common share:
Basic	$0.06	$0.08	$0.24	$0.32

Diluted	$0.06	$0.08	$0.24	$0.32

Dividends to common shareholders	$10,010,000	$9,952,000	$40,027,000	$39,775,000

Per common share	$0.225	$0.225	$0.90	$0.90

Weighted average number of common shares outstanding:
Basic	44,489,000	44,234,000	44,475,000	44,193,000

Diluted	44,489,000	44,236,000	44,475,000	44,197,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Statements of Cash Flows

	Years ended December 31,
	2008	2007	2006
Cash flow from operating activities:
Net income	$18,375,000	$21,969,000	$15,335,000
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash provisions:
Earnings in excess of distributions of consolidated joint venture minority interests	90,000	352,000	110,000
Equity in income of unconsolidated joint venture	(956,000)	(634,000)	(70,000)
Distributions from unconsolidated joint venture	834,000	529,000	44,000
Gain on sale of interest in unconsolidated joint venture		—	(141,000)
Limited partners’ interest in Operating Partnership	477,000	633,000	393,000
Straight-line rents receivable	(2,876,000)	(3,451,000)	(3,285,000)
Depreciation and amortization	49,802,000	42,160,000	34,883,000
Amortization of intangible lease liabilities	(14,409,000)	(10,892,000)	(10,298,000)
Amortization relating to stock-based compensation	1,099,000	1,306,000	729,000
Amortization of deferred financing costs	1,790,000	1,233,000	1,448,000
Increases/decreases in operating assets and liabilities:
Cash at consolidated joint ventures	1,085,000	(936,000)	520,000
Rents and other receivables, net	1,822,000	(2,548,000)	(3,000)
Other	153,000	(4,265,000)	(2,654,000)
Accounts payable and accrued expenses	2,084,000	6,048,000	3,275,000

Net cash provided by operating activities	59,370,000	51,504,000	40,286,000

Cash flow from investing activities:
Expenditures for real estate and improvements	(131,411,000)	(187,497,000)	(186,721,000)
Purchase of consolidated joint venture minority interests	(17,454,000)	—	—
Investment in unconsolidated joint ventures	(1,097,000)	(8,000)	(1,949,000)
Proceeds from sale of interest in unconsolidated joint venture	—	—	1,466,000
Construction escrows and other	(965,000)	(4,927,000)	(2,901,000)

Net cash (used in) investing activities	(150,927,000)	(192,432,000)	(190,105,000)

Cash flow from financing activities:
Net advances (repayments) from revolving credit facilities	114,050,000	121,970,000	(79,010,000)
Proceeds from mortgage financings	106,738,000	34,493,000	118,869,000
Mortgage repayments	(93,317,000)	(16,177,000)	(47,558,000)
Payments of deferred financing costs	(5,062,000)	(3,187,000)	(2,215,000)
Contributions from minority interest partners, net of joint venture cash at dates of formation	6,383,000	51,781,000	—
Distributions to consolidated joint venture minority interests in excess of earnings	(1,360,000)	—	(176,000)
Redemption of Operating Partnership Units	(122,000)	—	—
Distributions to limited partners	(1,822,000)	(1,788,000)	(1,525,000)
Proceeds from sales of common stock	—	3,910,000	207,928,000
Preferred distribution requirements	(7,877,000)	(7,877,000)	(7,877,000)
Distributions to common shareholders	(40,027,000)	(39,775,000)	(29,333,000)

Net cash provided by financing activities	77,584,000	143,350,000	159,103,000

Net (decrease) increase in cash and cash equivalents	(13,973,000)	2,422,000	9,284,000
Cash and cash equivalents at beginning of period	20,307,000	17,885,000	8,601,000

Cash and cash equivalents at end of period	$6,334,000	$20,307,000	$17,885,000